Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-225761) on Form S-4 of our reports dated February 28, 2018, relating to the consolidated financial statements of Fifth Third Bancorp and subsidiaries (the “Bancorp”), and the effectiveness of the Bancorp’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Bancorp for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

August 2, 2018